Exhibit (h)(3)

AMENDMENT TO FEE REDUCTION AGREEMENT

AMENDMENT to FEE REDUCTION AGREEMENT dated as of this 13th day of June 2005, between Worldwide Health Sciences Portfolio (the “Trust”) and Eaton Vance Management (“Eaton Vance”).

WHEREAS, the Trust has entered into a certain Administration Agreement with Eaton Vance dated June 24, 1996 (“Administration Agreement”), which Administration Agreement provides that Eaton Vance shall be entitled to receive an asset-based fee payable at a certain rate; and

     WHEREAS, Eaton Vance has previously offered to reduce its administration fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of March 15, 2004 and memorialized in that certain Fee Reduction Agreement dated as of April 13, 2004, by and between the Trust and Eaton Vance (the “Fee Reduction Agreement”); and

WHEREAS, Eaton Vance has offered to further reduce its administration fee rate, and the Trust has accepted such additional fee reduction, such additional fee reduction being effective as of March 28, 2005; and

WHEREAS, Eaton Vance and the Trust wish to amend the Fee Reduction Agreement to memorialize said additional fee reduction in writing, such Amendment being duly authorized by the Trust’s Board of Trustees;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and Eaton Vance hereby amend the Fee Reduction Agreement as follows:

1.	Exhibit A to the Fee Reduction Agreement is hereby revised as set forth in the amended and restated Exhibit A attached hereto.

2.	Except as otherwise modified herein, all other terms and provisions of the Fee Reduction Agreement shall remain in full force and effect.

3.	This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Amendment to the Fee Reduction Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Worldwide Health Sciences Portfolio

By:	/s/ Samuel D. Isaly

Samuel D. Isaly
President

Eaton Vance Management

By:	/s/ Alan R. Dynner

Alan R. Dynner
Vice President

Exhibit A

AMENDED AND RESTATED

ADMINISTRATION FEE REDUCTION SCHEDULE Worldwide Health Sciences Portfolio

(Effective as of March 28, 2005)

Eaton Vance’s asset-based administration fee is reduced and computed as follows:

Average Daily Net Assets	Annual Asset Rate

Less than $500 million	0.22500%

$500 million but less than $1 billion	0.20833%

$1 billion but less than $1.5 billion	0.19167%

$1.5 billion but less than $2 billion	0.17500%

$2 billion but less than $2.5 billion	0.15833%

$2.5 billion and over	0.14167%